EXHIBIT 5.1
July 5, 2007
Cardiogenesis Corporation
26632 Towne Centre Drive, Suite 320
Foothill Ranch, California 92610

Re:	Cardiogenesis Corporation Registration Statement on Form S-8 For Offering of Common Stock
Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,650,000 shares of your common stock, no par value (the “Stock”). The Stock represents shares of common stock issuable pursuant to the Company’s Stock Option Plan, the Company’s Director Stock Option Plan and the Company’s Stock Purchase Plan (collectively, the “Plans”), as a result of amendments to such Plans that were previously approved by the Company’s shareholders. We are familiar with the actions taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Stock.
     We have examined, among other things, the Company’s Articles of Incorporation and Bylaws, each as amended, the Plans and related agreements, and records of corporate proceedings and other actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Stock pursuant to awards granted under the Plans. Based on the foregoing and in reliance thereon it is our opinion that when the Registration Statement has become effective under the Act, subject to said actions being duly taken and completed by you as now contemplated prior to the issuance of the Stock and subject to the appropriate qualification (or exemption therefrom) of the Stock by the appropriate authorities of the various states in which the such Stock will be sold, the Stock will, upon the issuance and the sale thereof in the manner referred to in the Registration Statement and in accordance with the provisions of the plans referenced in the Registration Statement, be validly issued, fully paid and non-assessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
JEFFER, MANGELS, BUTLER & MARMARO LLP